Mail Stop 6010
      June 26, 2006

VIA U.S. MAIL AND FAX (852) 2263-1223

Ms. Patinda Lei
Chief Financial Officer
Nam Tai Electronics, Inc.
Suites 1506-1508
One Exchange Square
8 Connaught Place
Central
Hong Kong


	Re:	Nam Tai Electronics, Inc.
		Form 20-F for the year ended December 31, 2005
		Filed March 15, 2006
		File No. 001-31583


Dear Ms. Lei:


	We have completed our review of your Form 20-F and related materials and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant